Exhibit 99.1

Matinas BioPharma Appoints Matthew A. Wikler, M.D., M.B.A., F.I.D.S.A., to Board of Directors

- Drug development, regulatory affairs and therapeutic expert in infectious diseases -

Bedminster, NJ (December 14, 2017) – Matinas BioPharma Holdings, Inc. (NYSE MKT: MTNB), a clinical-stage biopharmaceutical company focused on developing innovative anti-infectives for orphan indications, announced the appointment of Matthew A. Wikler, M.D., M.B.A., FIDSA, to its Board of Directors. Dr. Wikler will replace current Board member, Stefano Ferrari, effective January 1, 2018.

Dr. Wikler is a senior healthcare physician executive and therapeutic expert in infectious diseases, who has successfully and ethically developed multiple pharmaceutical products in the biopharmaceutical industry over the past thirty-three years of his career. He joins the Matinas Board with broad experience in strategically positioning technology through scientifically and commercially assessing products and building leading teams that have a passion for developing drugs that are aligned with the commercialization process to benefit patients. Over the course of his career, Dr. Wikler played a significant role in the U.S. Food and Drug Administration (“FDA”) filing and subsequent approval for 20 different compounds in systemic antibiotics, topical antibiotics, systemic antivirals and vaccines.

“We are incredibly pleased to welcome Dr. Wikler, a preeminent infectious disease product development expert, to our Board. Dr. Wikler’s track record in this space is impressive, and we look forward to leveraging his expertise as we develop and advance product candidates based upon our proprietary cochleate drug delivery platform,” commented Herb Conrad, Chairman of the Board of Matinas. “Additionally, we are sincerely grateful to Mr. Ferrari for his years of service to Matinas. He joined the Board of Directors in 2012 as a founding member and has been an integral member of the Company, providing invaluable insight and leadership over the years.”

Dr. Wikler currently serves as the Principal of Infectious Disease Technology Development Consulting (IDTD Consulting) where he provides clinical, medical and regulatory strategic insight to companies developing new technologies for the treatment and prevention of infectious diseases. Prior to that from 2012 to 2015, Dr. Wikler served at The Medicines Company (NASDAQ: MDCO) as VP, New Business Ventures and VP and Medical Director, Infectious Disease Care. During his time at The Medicines Company, Dr. Wikler was responsible for leading the clinical and medical teams and providing strategic direction for the US and EU clinical development and regulatory activities for oritavancin, which resulted in its approval in both the US and EU. Over the course of his career Dr. Wikler held senior leaderships positions for a number of pharmaceutical companies, including as Chief Development Officer of Rib-X Pharmaceuticals, President and Chief Executive Officer of IASO Pharma Inc., a clinical stage biotechnology company focused on the development of antibacterial and antifungal therapeutics, the Institute for One World Health, Mpex Pharmaceuticals, Peninsula Pharmaceuticals (acquired by Johnson & Johnson), ViroPharma, Bristol-Myers Squibb Company, and Ortho-McNeil Pharmaceutical (a division of Johnson & Johnson). Dr. Wikler began his career at Smith Kline & French/Smith Kline Beecham where he held positions of increasing responsibilities over ten years. Dr. Wikler held a variety of positions at the FDA, including the Deputy Director of the Division of Anti-Infective Drug Products.

Dr. Wikler earned a B.A. in Chemistry from Franklin and Marshall, an M.D. degree from Temple University School of Medicine, and his M.B.A. from the University of Pennsylvania Wharton School of Business. He completed his Infectious Diseases Fellowship at the Hospital of the University of Pennsylvania and is a Fellow of the Infectious Diseases Society of America.

About Matinas BioPharma

Matinas BioPharma is a clinical-stage biopharmaceutical company focused on developing innovative anti-infectives for orphan indications. The Company’s proprietary, disruptive technology utilizes lipid-crystal nano-particle cochleates to nano-encapsulate existing drugs, making them safer, more tolerable, less toxic and orally bioavailable.

The Company’s lead anti-infective product candidates, MAT2203 and MAT2501, position Matinas BioPharma to become a leader in the safe and effective delivery of anti-infective therapies utilizing its proprietary lipid-crystal nano-particle cochleate formulation technology. For more information, www.matinasbiopharma.com and connect with the Company on Twitter, LinkedIn, Facebook, and Google+.

Forward Looking Statements: This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including those relating to the Company’s strategic focus and the future development of its product candidates, including MAT2203 and MAT2501, the anticipated timing of regulatory submissions, the anticipated timing of clinical studies, the Company’s ability to identify and pursue development and partnership opportunities for its products or platform delivery technology on favorable terms, if at all, and the ability to obtain required regulatory approval and other statements that are predictive in nature, that depend upon or refer to future events or conditions. All statements other than statements of historical fact are statements that could be forward-looking statements. Forward-looking statements include words such as “expects,” “anticipates,” “intends,” “plans,” “could,” “believes,” “estimates” and similar expressions. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, our ability to obtain additional capital to meet our liquidity needs on acceptable terms, or at all, including the additional capital which will be necessary to complete the clinical trials of our product candidates; our ability to successfully complete research and further development and commercialization of our product candidates; the uncertainties inherent in clinical testing; the timing, cost and uncertainty of obtaining regulatory approvals; our ability to maintain and derive benefit from the Qualified Infectious Disease Product (QIDP), Orphan and/or Fast Track designations for MAT2203 and MAT2501, which does not change the standards for regulatory approval or guarantee regulatory approval on an expedited basis, or at all; our ability to protect the Company’s intellectual property; the loss of any executive officers or key personnel or consultants; competition; changes in the regulatory landscape or the imposition of regulations that affect the Company’s products; and the other factors listed under “Risk Factors” in our filings with the SEC, including Forms 10-K, 10-Q and 8-K. Investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this release. Except as may be required by law, the Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Matinas BioPharma’s product candidates are all in a development stage and are not available for sale or use.

Investor Contact

Jenene Thomas

Jenene Thomas Communications, LLC

Phone: +1 (908) 938-1475

Email: jenene@jenenethomascommunications.com

Source: Matinas BioPharma Holdings, Inc.

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